Exhibit 99.1

Champion Industries Announces Quarterly Cash Dividend

Huntington, WV – Champion Industries, Inc.  (NASDAQ/CHMP), today announced that its Board of Directors has declared its regular quarterly cash dividend of six cents per share. The cash dividend will be paid on December 28, 2007 to shareholders of record on December 7, 2007. This represents the fifty-ninth (59th) consecutive quarterly dividend by Champion Industries, Inc. since its initial public offering in January, 1993.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 28,000 and 33,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Contact: Todd R. Fry, Chief Financial Officer of Champion at 304-528-5492.